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                                                                    EXHIBIT 99.1


                    NEWFIELD SIGNS LETTERS OF INTENT TO DRILL
                            TREASURE ISLAND WILDCAT**

FOR IMMEDIATE RELEASE

         HOUSTON - (APRIL 22, 2004) - NEWFIELD EXPLORATION COMPANY (NYSE:NFX) announced today that it has signed letters of intent with Exxon Mobil Corporation, BP Exploration & Production Inc. and an undisclosed third party to drill an exploration well on the Blackbeard West Prospect in Newfield's Treasure Island play in the Gulf of Mexico. Treasure Island is an "ultra-deep" exploration concept to explore for hydrocarbons in the shallow waters of the Gulf of Mexico.

         Under the terms of the letters of intent, the well will spud no later than January 31, 2005. The well is being designed to test prospective objectives that range from 27,000 feet to more than 30,000 feet. The prospect covers multiple blocks in the South Timbalier and Ship Shoal regions offshore Louisiana. ExxonMobil will operate the Blackbeard West Prospect. The undisclosed third party's participation is subject to approval by its Board of Directors. Newfield will be carried for a 23% working interest in the Blackbeard West Prospect to the objective depth, subject to certain limitations.

         The Blackbeard West Prospect is subject to a 1.25% overriding royalty interest held by the Treasure Island Royalty Trust (TISDZ.PK). Treasure Island Royalty Trust was established in connection with Newfield's November 2002 acquisition of EEX Corporation. The sole purpose of the trust is to hold non-expense bearing overriding royalty interests in future production from the "ultra-deep" zones of the Treasure Island area.

         Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. We rely on a proven growth strategy that includes balancing acquisitions with drill bit opportunities. Our areas of operation include the Gulf of Mexico, the onshore U.S. Gulf Coast, the Anadarko and Arkoma Basins and select international ventures.

         **Certain of the statements set forth in this release regarding the drilling of exploration wells and their timing are based upon assumptions and anticipated results that are subject to numerous uncertainties. There is no production and there are no proved reserves associated with the Treasure Island exploration concept discussed above. No wells have yet been drilled to test the exploration concept. As a result, ultimate commercialization of any one or more of the currently identified prospects may never be realized because the prospects are never tested, because oil or gas is not discovered or, if discovered, because the costs of development may make commercialization uneconomic. Please refer to a more complete discussion of risks associated with this exploration concept and other factors set forth in the Newfield's and Treasure Island Royalty Trust's Annual Reports on Form 10-K for the year ended December 31, 2003.

Newfield Exploration Company                           For information, contact:
363 N. Sam Houston Parkway East, Ste. 2020                        Steve Campbell
Houston, TX 77060                                                 (281) 847-6081
www.newfld.com                                                   info@newfld.com

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